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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)
                                (AMENDMENT NO. 1)
                             LIFE TECHNOLOGIES, INC.
                              (NAME OF THE ISSUER)

                               DEXTER CORPORATION
                        DEXTER ACQUISITION DELAWARE, INC.
                     (NAME OF THE PERSONS FILING STATEMENT)

                      COMMON STOCK $.01 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    532177201
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 ---------------

                              BRUCE H. BEATT, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               DEXTER CORPORATION
                                 ONE ELM STREET
                             WINDSOR LOCKS, CT 06096
                                 (860) 292-7675
       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
        NOTICES AND COMMUNICATIONS ON BEHALF OF PERSONS FILING STATEMENT)

                                 ---------------

                                    COPY TO:
                              JERE R. THOMSON, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939
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         Dexter Acquisition Delaware, Inc., a Delaware corporation ("Purchaser")
and a wholly-owned subsidiary of Dexter Corporation, a Connecticut corporation ("Parent") and Parent hereby amend and supplement their Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), filed with the Securities and Exchange Commission on November 2, 1998. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13E-3.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

     Item 17 of the Schedule 13E-3 is hereby amended to add the following exhibits:

     (d)(9) Text of Press Release issued by Parent, dated November 5, 1998 (previously filed as Exhibit (a)(9) to the Schedule 14D-1 and incorporated herein by reference).

     (g)(1) Letter of Iain C. Wylie to the Company Board, dated November 3, 1998, resigning as a director of the Company (previously filed as Exhibit (g)(1) to the Schedule 14D-1 and incorporated herein by reference).

     (g)(2) Letter of Frank E. Samuel, Jr. to the Company Board, dated November 3, 1998, resigning as a director of the Company (previously filed as Exhibit (g)(2) to the Schedule 14D-1 and incorporated herein by reference).
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 5, 1998                DEXTER ACQUISITION DELAWARE, INC.


                                        By:      /s/ KATHLEEN BURDETT
                                           -----------------------------------
                                              Name:  Kathleen Burdett
                                              Title: Treasurer

                                        DEXTER CORPORATION


                                        By:      /s/ BRUCE H. BEATT
                                           -----------------------------------
                                              Name:  Bruce H. Beatt
                                              Title: Vice President, General
                                                     Counsel and Secretary
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                                  EXHIBIT INDEX



 EXHIBIT
 NUMBER                           DESCRIPTION
 -------                          -----------

(d)(9) Text of Press Release issued by Parent, dated November 5, 1998 (previously filed as Exhibit (a)(9) to the Schedule 14D-1 and incorporated herein by reference).

(g)(1) Letter of Iain C. Wylie to the Company Board, dated November 3, 1998, resigning as a director of the Company (previously filed as Exhibit
          (g)(1) to the Schedule 14D-1 and incorporated herein by reference).

(g)(2) Letter of Frank E. Samuel, Jr. to the Company Board, dated November 3, 1998, resigning as a director of the Company (previously filed as Exhibit (g)(2) to the Schedule 14D-1 and incorporated herein by reference).